EXHIBIT INDEX


2.       Opinion of counsel.

6.       Actuarial Opinion of Mark Gorham, F.S.A, M.A.A.A., Vice President
         - Insurance Product Development.

7. Written actuarial consent of Mark Gorham, F.S.A, M.A.A.A., Vice President - Insurance Product Development.

8.       Written auditor consent of Ernst & Young LLP.